Exhibit 10.19

AP SERVICES, LLC

2000 Town Center, Suite 2400

Southfield, Michigan 48075

(248) 358-4420

February 11, 2004

Mr. David C. McCourt

Chairman and Chief Executive Officer

RCN Corporation

105 Carnegie Center

Princeton, NJ 08540

Re: Interim Management and Restructuring Services

Dear David:

This letter outlines the understanding (“Agreement”) between AP Services, LLC, a Michigan limited liability company, (“APS”) and RCN Corporation, on behalf of itself and its subsidiaries listed on Exhibit B (collectively the “Company”), for the engagement of APS to provide certain temporary employees to the Company to assist it in its restructuring as described below.

All defined terms shall, unless the context otherwise requires, have the meanings ascribed to them in Schedule 1 (“Definitions and Interpretation”).

Generally, the engagement of APS, including any APS employees who serve in Executive Officer positions, shall be under the approval of the Board of Directors of the Company and the direct supervision of you as Chairman and Chief Executive Officer.

OBJECTIVE AND TASKS

APS will provide John S. Dubel to serve as the Company’s President and Chief Operating Officer (“COO”), reporting to the Company’s Chief Executive Officer and the Board of Directors. Working collaboratively with the senior management team, the Board of Directors and other Company professionals, Mr. Dubel will, in addition to his ordinary course duties as President and COO, assist the Company in evaluating and implementing strategic, tactical and operational options through the restructuring process. Mr. Dubel will attend all Board meetings except as may be otherwise determined by the Board in appropriate circumstances. In addition to the ordinary course duties of President and COO, the Temporary Staff roles will include working with you and your team to do the following:

•	Assist management with the development of an operational plan to restructure the Company and to maintaining it as a viable entity and drive the performance of this plan.

Mr. David C. McCourt

February 11, 2004

•	Drive the completion of the disposition of the Company’s non-core businesses/assets in a timely manner.

•	Assist in overseeing and driving financial performance in conformity with the Company’s business plan.

•	Assist management with the development of the Company’s revised business plan, and such other related forecasts as may be required by the bank lenders and noteholders in connection with negotiations or by the Company for other corporate purposes.

•	Coordinate and ensure effective communications among the “working group” professionals who are assisting the Company in the reorganization process, or who are working for the Company’s various stakeholders, to improve the effectiveness of their efforts consistent with the Company’s overall restructuring goals.

•	Manage the Company’s financial and treasury functions.

•	Provide leadership to the financial function including, without limitation, assisting the Company in strengthening the core competencies in the finance organization, particularly cash management, planning, general accounting and financial reporting information management.

•	Develop and implement cash management strategies, tactics and processes, including the identification and implementation of both short-term as well as long-term liquidity generating initiatives.

•	Develop and implement a communication strategy and process with respect to the Company’s stakeholders.

•	Report to the Board of Directors with respect to a key employee retention program.

•	Manage the Company’s preparations for a potential Chapter 11 bankruptcy filing. Provide testimony, as may be necessary, in any bankruptcy proceeding.

•	Assist with such other matters as may be requested that fall within our expertise, including crisis management activities as are customarily provided by APS, and that are mutually agreeable.

Mr. David C. McCourt

February 11, 2004

STAFFING

APS will provide the individuals set forth on Exhibit A, herein referred to as the temporary employees (“Temporary Staff”), subject to the terms and conditions of this Agreement, with the titles, pay rates, and other descriptions set forth therein.

We will keep you informed as to our staffing and will not add additional Temporary Staff to the assignment without first consulting with you to obtain your concurrence that such additional resources are required and do not duplicate the activities of other employees or professionals. The Temporary Staff may be assisted by other professionals at various levels, as the tasks require, who would also become Temporary Staff.

FEES AND RETAINER

APS shall be compensated for its Services under this Agreement at the rates set forth on Schedule 2.

We will commence this engagement immediately upon receipt of a signed engagement letter and retainer. We will require a retainer of $750,000 to be applied against the time charges and expenses specific to the engagement and in accordance with Section 2 of the attached General Terms and Conditions.

*         *         *

In the event the Company seeks protection under the U.S. Bankruptcy Code, the Company agrees that it will promptly apply to the Bankruptcy Court to obtain approval of our retention and retainer nunc pro tunc to the date of the filing.

The terms and conditions set out in the attached Schedules and the General Terms and Conditions form part of and are incorporated by reference herein to this Agreement.

If these terms meet with your approval, please sign and return the enclosed copy of this Agreement and wire transfer the amount to establish the retainer.

Mr. David C. McCourt

February 11, 2004

We look forward to working with you.

Sincerely yours,

AP SERVICES, LLC

John S. Dubel

Principal

Acknowledged and Agreed to:

RCN CORPORATION

By:

David C. McCourt
Chairman and Chief Executive Officer

Dated: February 11, 2004

AP Services LLC

Employment by RCN Corporation

Exhibit A

Temporary Employees

Individuals With Executive Officer Positions

Name	Description	Hourly Rate	Commitment Full[1] or Part Time
John S. Dubel	President & Chief Operating Officer	$630	Full Time
Anthony Horvat	Assistant Treasurer	$495	Full Time

Additional Temporary Employees

Name	Description	Hourly Rate	Commitment Full[1] or Part[2] Time
To be determined

The parties agree that Exhibit A can be amended from time to time to add or delete staff, and the Monthly Staffing Reports shall be treated by the parties as such amendments.

[1]	Full time is defined as substantially full time.
[2]	Part Time is defined as approximately 2-3 days per week, with some weeks more or less depending on the needs and issues facing the Company at that time.

AP Services LLC

Employment by RCN Corporation

Exhibit B

RCN Corporation Subsidiaries

TEC Air, Inc.

RCN Financial Management, Inc.

RCN Internet Services, Inc.

UNET Holding, Inc.

RLH Property Corporation

RCN Entertainment, Inc.

ON TV, Inc.

Hot Spots Productions, Inc.

RCN Telecom Services of Illinois, LLC

21st Century Telecom Services, Inc.

RCN Cable TV of Chicago, Inc.

RCN Finance, LLC

RFM 2, LLC

Brainstorm Networks, Inc.

RCN Telecom Services, Inc.

RCN International Holdings, Inc.

RCN Telecom Services of Massachusetts, Inc.

RCN Telecom Services of Philadelphia, Inc.

RCN Telecom Services of Virginia, Inc.

RCN Telecom Services of Washington, D.C., Inc.

RCN-BecoCom, LLC

Starpower Communications, LLC

RCN Charitable Foundation, Inc.

SCHEDULE 1

DEFINITIONS AND INTERPRETATION

Affiliate	Affiliates of APS include AlixPartners, LLC, AlixPartners Ltd., AlixPartners GmbH and AlixPartners S.r.l., which are financial advisory and consulting firms, The System Advisory Group, providing information technology services, Partnership Services, LLC, a company that provides temporary employees, and the Questor funds, which are private equity funds that invest in special situations and under-performing companies;

Agreement	the terms and conditions set out in this letter;

Break Fee	the break fee (if any) payable by the Company in accordance with Schedule 2;

Confidential Information	all written information and materials which are marked confidential or which are by their nature clearly confidential obtained under or in connection with this Agreement other than:

• any information which is already in the public domain otherwise than as a result of a breach of this Agreement;

• any information which was rightfully in the possession of a Party prior to the disclosure by the other Party and acquired from sources other than the other Party; or

• any information obtained from a third party who is free to divulge such information;

Contingent Success Fee	the success fee payable by the Company to APS, as more particularly described in Schedule 2; and

Expenses	costs and expenses which are incurred by APS, its affiliates and their respective personnel in the performance of the Services, as more particularly described in Schedule 2;

Fees	the fees payable by the Company to APS in accordance with Schedule 2 which, where the context requires, shall include the Break Fee and/or the Success Fee, as the case may be;

General Terms and Conditions	the terms and conditions attached to and forming part of this Agreement;

Party or Parties	a party or the parties to this Agreement (as the case may be);

Personnel	directors, officers, employees, agents, contractors and sub-contractors;

Retainer	such advance payment on account of Fees and Expenses as APS shall request from the Company from time to time;

Schedules	the schedules attached to and forming part of this Agreement, as such schedules may be amended from time to time in accordance with this Agreement;

Services	the services to be provided by APS under this Agreement; and

Termination Date	the date on which this Agreement shall terminate.

SCHEDULE 2

FEES AND EXPENSES

1.	Hourly Fees

Our fees will be based on the hours charged at our hourly rates, which are:

Principals	$540 - $690
Senior Associates	$430 - $520
Associates	$300 - $400
Accountants and Consultants	$225 - $280
Analysts	$150 - $190

2.	Contingent Success Fee

In addition to hourly fees, APS will be compensated for its efforts by the payment of a Contingent Success Fee (“Success Fee”). The Company understands and acknowledges that the Success Fee is an integral part of APS’ compensation for the engagement.

Because of the nature of this engagement, it is unclear at this time precisely how to define important elements of the Success Fee criteria. Therefore, not later than six weeks following the beginning of the engagement, the Company and APS will make a reasonable effort to determine an incentive bonus or Success Fee based upon the value that APS is able to provide to the Company. APS and the Company mutually agree to develop a definition of success and agreed-upon success fee criteria at within that time. It is anticipated that the level of the Success Fee would not exceed $5,000,000.

3.	Expenses

In addition to the fees set forth above, the Company shall pay directly or reimburse APS upon receipt of periodic billings, for all reasonable out-of-pocket expenses incurred in connection with this assignment such as travel, lodging, postage, and actual telephone and facsimile charges.

4.	Break Fee

APS does not seek a Break Fee on this engagement.

SCHEDULE 3

DISCLOSURES

To the best of our knowledge, we believe that APS, its employees, and its affiliates do not have any financial interest or business connection with the Company other than as contemplated by this agreement, and we know of no fact or situation that would represent a conflict of interest for us with regard to the Company. However, we have not completed a thorough check of the parties in interest with regard to the Company. Upon receiving the information from the Company with respect to the parties in interest, APS will promptly complete a search of its relationships and will notify you of any connections APS may have with such parties in interest.

The Parties agree that this Schedule 3 may be updated from time to time to disclose additional connections or relationships between APS and the interested parties.

AP SERVICES, LLC

GENERAL TERMS AND CONDITIONS

These General Terms and Conditions (“Terms”) shall govern the services provided by AP Services, LLC (“APS”) as set forth in the letter agreement executed by the Company and APS to which these Terms are attached.

Section 1. Company Responsibilities

Company will undertake responsibilities as set forth below:

1.	Provide reliable and accurate detailed information, materials, documentation, and

2.	Make decisions and take future actions, as the Company determines in its sole discretion, on any recommendations made by APS in connection with the tasks or work product under this Agreement.

APS’ delivery of the services and the fees charged are dependent on (i) Company’s timely and effective completion of its responsibilities; and (ii) timely decisions and approvals made by the Company’s management. Company shall be responsible for any delays, additional costs, or other deficiencies caused by not completing its responsibilities.

Section 2. Timing, Fees, and Expenses.

The engagement will commence immediately upon receipt of a signed engagement letter and a retainer.

Hourly Fees. For purposes of semi-monthly billings, our fees will be based on the hours charged at our hourly rates as set forth in the letter agreement. We review and revise our hourly billing rates effective January l of each year.

Contingent Success Fees. As described in the attached agreement.

Out-of-Pocket Expenses. In addition to hourly fees as defined in the letter agreement, the Company shall pay directly or reimburse APS upon receipt of periodic billings for all reasonable out-of-pocket expenses incurred in connection with this assignment.

Retainer. We require a retainer to be applied against the time charges and expenses specific to the engagement. We will submit semi-monthly invoices for services rendered and expenses incurred as described above, and will offset such invoices against the retainer. Payment will be due upon receipt of the invoices to replenish the retainer to the agreed-upon amount. Any unearned portion of the retainer will be returned to you at the termination of the engagement.

Section 3. Relationship of the Parties.

The parties intend that an independent contractor relationship will be created by this Agreement. As an independent contractor, APS will have complete and exclusive charge of the management and operation of its business, including hiring and paying the wages and other compensation of all its employees and agents, and paying all bills, expenses and other charges incurred or payable with respect to the operation of its business. Of course, as an independent contractor, neither the Temporary Staff nor APS will be entitled to receive from the Company any vacation pay, sick leave, retirement, pension, or social security benefits, workers’ compensation, disability, unemployment insurance benefits, or any other employee benefits. APS will be responsible for all employment, withholding, income and other taxes incurred in connection with the operation and conduct of its business. Temporary Staff will not be considered employees of the Company except for purposes of this agreement.

The Company agrees to promptly notify APS if it extends (or solicits the possible interest in receiving) an offer of employment to an employee of APS and agrees that it will pay APS a cash fee, upon hiring, equal to 150% of the aggregate first year’s annualized compensation, including any other compensation, to be paid to any person working for the Company on behalf of APS that the Company or any of its subsidiaries or affiliates hires at any time up to two years subsequent to the date of the final invoice rendered by APS with respect to this engagement. This agreement does not prohibit the Company from making general solicitations for employment or from soliciting for employment any individuals who have ceased to be employees or agents of APS prior to such solicitation.

Section 4. Confidentiality.

APS agrees to keep confidential all Information obtained from the Company, and neither APS nor the Temporary Staff will disclose to any other person or entity, or use for any purpose other than specified herein, any information pertaining to the Company or any affiliate thereof, which is either non-public, confidential, or proprietary in nature (“Information”) that it obtains or is given access to during the performance of the services provided hereunder. The foregoing is not intended to nor shall be construed as prohibiting APS or the Temporary Staff from disclosure pursuant to a valid subpoena or court order, but neither APS nor such Temporary Staff shall encourage, suggest, invite or request, or assist in securing, any such subpoena or court order, and the Temporary Staff shall immediately give notice of any such subpoena or court order by fax transmission to the Company. Furthermore, APS and the Temporary Staff may make reasonable disclosures of Information to third parties in connection with their performance of their obligations and assignments hereunder. In addition, APS will have the right to disclose to others in the normal course of business its involvement with the Company.

Information includes data, plans, reports, schedules, drawings, accounts, records, calculations, specifications, flow sheets, computer programs, source or object codes, results, models, or any work product relating to the business of the Company, its subsidiaries, distributors, affiliates, vendors, customers, employees, contractors and consultants.

The Company acknowledges that all information (written or oral) generated by the Temporary Staff in connection with their engagement is intended solely for the benefit and use of the Company (limited to its management and its Board of Directors) in considering the transactions to which it relates. The Company agrees that no such information shall be used for any other purpose or reproduced, disseminated, quoted or referred to with attribution to APS at any time in any manner or for any purpose other than accomplishing the tasks referred to herein, without APS’ prior approval (which shall not be unreasonably withheld) except as required by law.

Section 5. Intellectual Property.

Except for those methodologies, processes techniques, ideas, concepts and know-how developed independently by APS or supplied in connection with this agreement and prior to this agreement (collectively known as “APS’ Work Product”), Company shall retain all right, title, and interest in and to: (i) the work product, including but not limited to, all patent, copyright, trademark, and other intellectual property rights therein; and (ii) all methodologies, processes, techniques, ideas, concepts, and know-how embodied in the work product, (together “the Work Product”).

AP SERVICES, LLC

GENERAL TERMS AND CONDITIONS

APS hereby transfers and assigns to Company all right, title, and interest that APS may have in the Work Product and all intellectual property rights therein. Company may, solely for its internal business purposes, use, copy, distribute internally, and modify the Work Product described under the letter agreement. The Company shall not, without APS’ prior written consent (which shall not be unreasonably withheld), disclose to a third party, publicly quote, or make reference to the Work Product. Subject to the confidentiality restrictions contained in Section 4, APS may use the Work Product for any purpose.

Section 6. Framework of the Engagement.

The Company acknowledges that it is hiring the Temporary Staff purely to assist the Company and its Board of Directors in the management and restructuring of the Company. This engagement shall not constitute an audit, review or compilation, or any other type of financial statement reporting or consulting engagement that is subject to the rules of the AICPA, the SSCS, or other such state and national professional bodies.

Section 7. Indemnification

In bankruptcy engagements, neither APS nor its employees not serving as officers of the Company will be entitled to indemnification provided by the Company. However, APS employees serving as officers of the Company will be entitled to the benefit of the most favorable indemnities provided by the Company to its officers and directors, whether under the Company’s by-laws, certificates of incorporation, by contract or otherwise. The Company agrees that it will use its best efforts to specifically include and cover APS employees serving as officers of the Company under the Company’s policy for directors’ and officers’ (“D&O”) insurance.

In non-bankruptcy engagements, it is our practice to receive indemnification. Accordingly, in consideration of our agreement to act on your behalf in connection with this engagement, you agree to indemnify, hold harmless, and defend us (including our principals, employees, Temporary Staff and agents) from and against all claims, liabilities, losses, damages and reasonable expenses as they are incurred, including reasonable legal fees and disbursements of counsel, and the costs of our professional time (our professional time will be reimbursed at our rates in effect when such future time is required), relating to or arising out of the engagement, including any legal proceeding in which we may be required or agree to participate but in which we are not a party. We, our principals, employees, Temporary Staff and agents may, but are not required to, engage a single firm of separate counsel of our choice in connection with any of the matters to which this indemnification agreement relates. This indemnification agreement does not apply to actions taken or omitted to be taken by us in bad faith.

In addition to the above indemnification, APS employees serving as officers of the Company will be entitled to the benefit of the most favorable indemnities provided by the Company to its officers and directors, whether under the Company’s by-laws, certificates of incorporation, by contract or otherwise. In the event that other APS employees become officers of the Company, such individuals will be entitled to the same benefit.

The Company agrees that it will use its best efforts to specifically include and cover APS employees serving as officers of the Company under the Company’s policy for directors’ and officers’ (“D&O”) insurance. In the event that the Company is unable to include APS appointees under the Company’s policy or does not have first dollar coverage as outlined in the preceding paragraph in effect for at least $10 million, (e.g., such policy is not reserved based on actions that have been or are expected to be filed against officers and directors alleging prior acts that may give rise to a claim), it is agreed that APS will attempt to purchase a separate D&O policy that will cover its employees and agents only and that the cost of same shall be invoiced to the Company as an out of pocket cash expense. If APS is unable to purchase such D&O insurance, then we reserve the right to terminate this agreement. In the event that other Temporary Staff become officers of the Company, such individuals will be entitled to the same benefit. The obligations of the parties as reflected herein shall survive the termination of the engagement.

Section 8. Disclosures.

We know of no fact or situation, other than those disclosed in Schedule 3, which would represent a conflict of interest for us with regard to the Company.

While we are not aware of any relationships, other than those disclosed in Schedule 3, that connect us to any party in interest, because APS is a consulting firm that serves clients on a national basis in numerous cases, it is possible that APS may have rendered services to or have business associations with other entities which had or have relationships with the Company. APS has not and will not represent the interests of any of these aforementioned entities in this case, involving the Company.

Section 9. Governing Law

This letter agreement is governed by and construed in accordance with the laws of the State of Michigan with respect to contracts made and to be performed entirely therein and without regard to choice of law or principles thereof.

Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration. Each party shall appoint one non-neutral arbitrator. The two party arbitrators shall select a third arbitrator. However, if within thirty days after their appointment the two party arbitrators do not select a third arbitrator, the third arbitrator shall be selected by the American Arbitration Association (AAA). The arbitration shall be conducted under the AAA’s Commercial Arbitration Rules, and the arbitrators shall issue a reasoned award. The arbitrators may award costs and attorneys’ fees to the prevailing party. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. However, APS agrees that the arbitration provisions shall apply only to the extent that the Bankruptcy Court, or the U.S. District Court if the reference is withdrawn, does not retain jurisdiction over a controversy or claim.

Section 10. Termination and Survival.

This Agreement to provide Temporary Staff hereunder may be terminated at any time by written notice by one party to the other; provided, however, that notwithstanding such termination APS will be entitled to any fees and expenses due under the provisions of the agreement, including Contingent Success Fee and Break Fee in accordance with Schedule 2. The Break Fee is due and payable at the Termination Date. Such payment obligation shall inure to the benefit of any successor or assignee of APS.

Additionally, unless APS is terminated by the Company for Cause (as defined below) or due to circumstances described in the Contingent Success Fee provision in the Agreement, APS shall remain entitled to the Contingent Success Fee(s) that otherwise would be payable for the greater of 12 months from the date of termination or the period of time that that has elapsed from the date of this letter to the date of termination. Cause shall mean:

(a) an APS representative acting on behalf of the Company is convicted of a felony, or

AP SERVICES, LLC

GENERAL TERMS AND CONDITIONS

(b) it is determined in good faith by the Board of Directors of the Company, and after thirty (30) days notice and opportunity to cure, either (i) an APS representative engages in misconduct injurious to the Company, or (ii) an APS representative breaches any of his or its material obligations under this Agreement; or (iii) an APS representative willfully disobeys a lawful direction of the Board of Directors or senior management of the Company.

Sections 2, 4, 5, 7, 9, 10, and 11 shall survive the expiration or termination of the Agreement.

Section 11. General.

Severability. If any portion of the letter agreement shall be determined to be invalid or unenforceable, we each agree that the remainder shall be valid and enforceable to the maximum extent possible.

Entire Agreement. The Terms and the attached letter agreement contain the entire understanding of the parties relating to the services to be rendered by APS and may not be amended or modified in any respect except in writing signed by the parties. APS will not be responsible for performing any services not specifically described in this letter or in a subsequent writing signed by the parties. If there is a conflict between these Terms and the letter agreement, these Terms shall govern.

Notices. All notices required or permitted to be delivered under this letter agreement shall be sent, if to APS, to the address set forth in the letter agreement, to the attention of Mr. Melvin R. Christiansen, and if to Company, to the address set forth in the letter agreement, to the attention of your General Counsel, or to such other name or address as may be given in writing to the other party. All notices under the letter agreement shall be sufficient if delivered by facsimile or overnight mail. Any notice shall be deemed to be given only upon actual receipt.

Detroit	New York	Chicago	Dallas

March 12, 2004

Mr. David C. McCourt

Chairman and Chief Executive Officer

RCN Corporation

105 Carnegie Center

Princeton, NJ 08540

Re: Interim Management and Restructuring Services – First Amendment

Dear David:

This letter represents the first amendment (“First Amendment”) to the agreement between AP Services, LLC, a Michigan limited liability company (“APS”) and RCN Corporation (the “Company”) dated February 11, 2004 (the “Agreement”).

Exhibit A of the Agreement is hereby replaced in its entirety by the attached Exhibit A that identifies Temporary Employees. Schedule 2 of the Agreement is hereby replaced in its entirety by the attached Schedule 2 that includes the criteria for a contingent success fee.

Except as specifically modified by the terms specified in this letter, all of the terms and conditions of the Agreement are incorporated herein without modification. Please acknowledge your agreement by signing and returning the enclosed copy of this First Amendment.

Sincerely,

AP SERVICES, LLC

John S. Dubel

Principal

Attachment

H:\Private\Christiansen\Clients\RCN Corporation\Engagement Letters\RCN First Amendment 031204.doc

Acknowledged and Agreed to:

RCN CORPORATION

By:

Its:

Dated

2000 Town Center | Suite 2400 | Southfield, MI | 48075 | 248.358.4420 | 248.358.1969 fax | www.alixpartners.com

AP Services, LLC

Employment by RCN Corporation

Exhibit A

Temporary Employees

Individuals With Executive Officer Positions

Name	Description	Hourly Rate	Commitment Full[1] or Part Time
John S. Dubel	President & Chief Operating Officer	$630	Full Time
Anthony Horvat	Treasurer	$495	Full Time
Gary Schafer	Vice President – Finance	$495	Full Time

Additional Temporary Employees

Name	Description	Hourly Rate	Commitment Full[1] or Part[2] Time
Ryan Esko	Contracts Manager	$450	Full Time
Charles Braley	Cash Manager	$320	Full Time
Henry Colvin	Claims Management	$340	Part Time
Colin Roberts	Claims Management	$190	Part Time

The parties agree that Exhibit A can be amended from time to time to add or delete staff, and the Monthly Staffing Reports shall be treated by the parties as such amendments.

[1]	Full time is defined as substantially full time.
[2]	Part Time is defined as approximately 2-3 days per week, with some weeks more or less depending on the needs and issues facing the Company at that time.

SCHEDULE 2

FEES AND EXPENSES

1.	Hourly Fees

Our fees will be based on the hours charged at our hourly rates, which are:

Principals	$540 - $690
Senior Associates	$430 - $520
Associates	$300 - $400
Accountants and Consultants	$225 - $280
Analysts	$150 - $190

2.	Contingent Success Fee

In addition to hourly fees, APS will be compensated for its efforts by the payment of a Contingent Success Fee (“Success Fee”). The Company understands and acknowledges that the Success Fee is an integral part of APS’ compensation for the engagement.

The Company agrees to pay APS a Success Fee of: (i) $5,000,000 upon completion of an out-of-court restructuring, the sale of a majority of the assets of the company or upon confirmation of a Plan of Reorganization that occurs prior to September 15, 2004; (ii) $4,000,000 upon completion of an out-of-court restructuring, the sale of a majority of the assets of the company or upon confirmation of a Plan of Reorganization that occurs after September 15, 2004 but prior to February 15, 2005; or (iii) $3,000,000 upon completion of an out-of-court restructuring, the sale of a majority of the assets of the company or upon confirmation of a Plan of Reorganization that occurs after February 15, 2005.

3.	Expenses

In addition to the fees set forth above, the Company shall pay directly or reimburse APS upon receipt of periodic billings, for all reasonable out-of-pocket expenses incurred in connection with this assignment such as travel, lodging, and postage, and actual telephone and facsimile charges.

4.	Break Fee

APS does not seek a Break Fee on this engagement.